EXHIBIT 99.1

AutoZone Announces Senior Vice President Promotions

MEMPHIS, Tenn., June 25, 2021 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announces two Senior Vice President promotions. Dennis Leriche, Vice President, Stores, has been promoted to Senior Vice President, Store Operations and Grant McGee, Vice President, Stores, has been promoted to Senior Vice President, Commercial.

Dennis and Grant will join the Company’s Executive Committee and report to Preston Frazer, Executive Vice President, Store Operations, Commercial and Loss Prevention.

“We are very excited to announce today’s promotions. Dennis and Grant are experienced leaders and veteran AutoZoners who have delivered exceptional results throughout their careers. Both are well-suited to continue driving accelerated sales growth and serving our customers for many years to come,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

About AutoZone (NYSE:AZO)
As of May 8, 2021, the Company had 5,975 stores in the U.S., 635 stores in Mexico and 47 stores in Brazil for a total store count of 6,657. AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, AutoZone sells automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com.  AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Media: David McKinney, 901-495-7951, david.mckinney@autozone.com

Financial: Brian Campbell, 901-495-7005, brian.campbell@autozone.com